EXHIBIT 10.1
RESTRICTED STOCK UNIT AWARD AGREEMENT
     THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of ___, 20___ (the “Grant Date”) by and between Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and the employee whose name is set forth on the signature page hereto (“Employee”).
RECITALS
     Orbitz has adopted the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (as may be amended from time to time, the “Plan”), a copy of which is attached hereto as Exhibit A.
     In connection with Employee’s employment by Orbitz or one of its subsidiaries (collectively, the “Company”), Orbitz intends concurrently herewith to grant the RSUs (as defined below) to Employee.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1
DEFINITIONS
     1.1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:
     “Agreement” has the meaning specified in the Preamble.
     “Board” means the board of directors of Orbitz (or, if applicable, any committee of the Board).
     “Cause” shall have the meaning assigned such term in the employment agreement entered into between Orbitz and Employee, dated January 6, 2009 (the “Employment Agreement”).
     “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated thereunder.
     “Company” has the meaning specified in the Recitals.
     “Constructive Termination” shall have the meaning set forth in the Employment Agreement.
     “Disability” shall have the meaning assigned such term in the Employment Agreement.

     “Employee” has the meaning specified in the Preamble.
     “Grant Date” has the meaning specified in the Preamble.
     “Orbitz” has the meaning specified in the Preamble.
     “Plan” has the meaning specified in the Recitals.
     “Reacquisition” shall mean a reacquisition of the Company, directly or indirectly, by Travelport Limited.
     “Share” means one share of the common stock, par value $0.01 per share, of Orbitz.
SECTION 2
GRANT OF RESTRICTED STOCK UNITS
     Subject to the terms and conditions hereof, Orbitz hereby grants to Employee, as of the Grant Date, ________ restricted stock units (the “RSUs”). Each RSU granted hereunder shall represent the right to receive from the Company, on the terms and conditions described herein, in the sole discretion of the Board, either (i) one Share as of the date of vesting or (ii) cash equal to the fair market value (as defined in the Plan) of one Share as of the date of vesting (and, as provided herein, distributions thereon). Employee shall have no further rights with respect to any RSU that is paid in Shares or cash, or that is forfeited or terminates pursuant to this Agreement or the Plan.
SECTION 3
TERMS OF RESTRICTED STOCK UNITS
     3.1. Vesting Schedule.
          (a) Subject to the provisions of this Agreement and the Plan and Employee’s continued employment with the Company on the applicable vesting dates, 25% of the RSUs (rounded up to the next whole share) shall vest on the first, second, third and fourth anniversaries of the Grant Date (the “Normal Vesting Dates”); provided, however, that, except as provided in Section 3 below, no vesting shall occur in connection with or after the termination of Employee’s employment with the Company for any reason, and any unvested RSUs shall be immediately canceled by the Company without consideration after termination of Employee’s employment with the Company for any reason.
          Subject to Section 5.2, settlement of vested RSUs (after giving effect to the accelerated vesting provisions below in Section 3) shall occur on the applicable Normal Vesting Date or, if the Employee’s “separation from service” within the meaning of Code Section 409A described in Section 3.1 below occurs earlier than an applicable Normal Vesting Date, on the 90th calendar day following such separation.

          (b) Notwithstanding any other provision of this Agreement, in the event Employee’s employment with the Company is terminated without Cause, or Employee resigns from the Company as a result of a Constructive Termination, and such termination or resignation is in connection with, or within twenty-four (24) months following a Change in Control or Employee’s employment is terminated by the Company without Cause or if Employee resigns as a result of a Constructive Termination and a Change in Control is consummated within ninety (90) days following such termination of employment or resignation and such termination of employment or resignation as a result of a Constructive Termination is in contemplation of a Change in Control, then, subject to Employee’s execution and delivery of a separation and release agreement that is no longer subject to revocation under applicable law, substantially in the form attached hereto as Exhibit B (the “General Release”) and compliance with all terms and conditions contained herein, then the RSUs shall fully vest as of the date of such termination or resignation and, subject to Section 5.2, shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.
          (c) Notwithstanding the foregoing, in the event Employee’s employment is terminated by the Company without Cause or for Disability, terminates as a result of Employee’s death, or if Employee resigns as a result of a Constructive Termination, subject to, except in the case of death or Disability, Employee’s execution and delivery of the General Release, a number of previously unvested RSUs shall vest equal to the number of RSUs that would have vested in the eighteen (18)-month period following such termination if Employee had remained in employment and, subject to Section 5.2, such vested RSUs shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.
          (d) In the event Employee resigns his employment pursuant to Section 9(e) of the Employment Agreement following the Reacquisition, then, subject to Employee’s execution and delivery of the General Release, a number of previously unvested RSUs shall vest equal to the number of RSUs that would have vested in the twelve (12)-month period following such termination if Employee had remained in employment and, subject to Section 5.2, such vested RSUs shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.
          (e) Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause, or if Executive resigns as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition and the Company becoming a non-publicly traded subsidiary of Travelport Limited), and such termination or resignation is in connection with, or within twelve (12) months following the Reacquisition or Executive’s employment is terminated by the Company without Cause or if Executive resigns as a result of a Constructive Termination and the Reacquisition occurs within ninety (90) days following such termination of employment or resignation and such termination of employment or resignation is in contemplation of the Reacquisition, then, subject to Executive’s execution and delivery of the General Release and compliance with all terms and conditions contained herein, then the RSUs shall fully vest as of the date of such termination or resignation and, subject to Section 5.2, shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.

          (f) The Board may determine at any time before the RSUs terminate that the RSUs or any portion thereof shall vest at any time. In the event of such accelerated vesting, such vested RSUs shall be settled on the Normal Vesting Dates (as if vesting had not been accelerated) or, if the Employee’s “separation from service” within the meaning of Code Section 409A occurs earlier than an applicable Normal Vesting Date, on the 90th calendar day following such separation.
     3.2. Dividends. Employee shall be entitled to be credited with dividend equivalents with respect to the RSUs, calculated as follows: on each date that a cash dividend is paid by Orbitz while the RSUs are outstanding, Employee shall be credited with an additional number of RSUs equal to the number of whole Shares (valued at fair market value (as determined by the Board in good faith) on such date) that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the RSUs had the RSUs been issued as Shares. The additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder, including, without limitation, for purposes of vesting, settlement and forfeiture and crediting of additional dividend equivalents.
     3.3. Termination of Employment. Subject to Section 3.1, if Employee’s employment with the Company terminates for any reason, the RSUs, to the extent not then vested, shall be immediately canceled by the Company without consideration.
     3.4. Limited Transferability. The RSUs shall be neither transferable nor assignable by Employee other than by will or the laws of inheritance following Employee’s death; provided, however, that Employee may designate one or more persons as the beneficiary or beneficiaries of the RSUs, in which case the RSUs shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon Employee’s death while holding the RSUs. Such beneficiary or beneficiaries shall take the transferred RSUs subject to all the terms and conditions of this Agreement.
     3.5. Forfeiture. Notwithstanding anything herein to the contrary, in the event (X) Employee is terminated for Cause pursuant to Section 9(a) of the Employment Agreement and such termination for Cause is based on Employee’s willful misconduct involving a financial matter of the Company, including, without limitation, Employee purposefully or knowingly making a false certification to the Company pertaining to its financial statements, (Y) of Employee’s material breach of the restrictive covenants set forth in Sections 10 or 11 of the Employment Agreement or (Z) of Employee’s material violation of the Company’s Code of Conduct or Code of Ethics, the Board may determine in good faith that:
          (i) the RSUs, to the extent not then vested, shall be immediately canceled by Orbitz without consideration,
          (ii) Employee shall repay to Orbitz any cash received pursuant to the vesting of any RSU within two (2) years prior to (x) such termination of employment for Cause or (y)  such breach, as applicable,

          (iii) any Shares acquired pursuant to the vesting of any RSU within two (2) years prior to the date of Board determination of (X), (Y), or (Z) above and then held by Employee shall be forfeited and returned to Orbitz without consideration, and
          (iv) in the event Employee has sold or otherwise disposed of Shares acquired pursuant to the vesting of any RSU within two (2) years prior to the date of Board determination of (X), (Y), or (Z) above, Employee shall pay to Orbitz the greater of (x) any proceeds received from such sale or other disposition, or (y) the fair market value (as determined by the Board in good faith) of such Shares as of the date of such Board determination.
          Notwithstanding the foregoing, in the event Employee is terminated for Cause pursuant to Section 9(a) of the Employment Agreement and such termination for Cause is based on conduct other than Employee’s willful misconduct involving a financial matter of the Company, the Board may determine in good faith that the provisions of Section 3.5(i) through (iv) shall apply to the extent necessary for the Company to recover any damages it incurs as a result of such conduct.
SECTION 4
CERTAIN COVENANTS
     Employee hereby agrees and covenants to perform all of his obligations set forth in Sections 10 and 11 of the Employment Agreement (which are incorporated by reference hereby) and acknowledges that Employee’s obligations set forth in Sections 10 and 11 of the Employment Agreement constitute a material inducement for the Company’s grant of the RSUs to Employee. The provisions of this Section 4 shall survive the termination of Employee’s employment with the Company for any reason.
SECTION 5
MISCELLANEOUS
     5.1. Tax Issues and Withholding. Employee acknowledges that he or she is relying solely on his or her own tax advisors and not on any statements or representations of the Company or any of its agents. Employee understands that he or she (and not Orbitz) shall be responsible for all tax liability that shall arise as a result of the settlement of RSUs contemplated by this Agreement. Orbitz’s obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and Orbitz shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to Employee (including by withholding shares).
     5.2. Compliance with IRC Section 409A.
          (a) The intent of the parties is that payments under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
          (b) If Employee notifies the Company (with specificity as to the reason therefor) that Employee believes that any provision of this Agreement would cause Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.
          (c) Notwithstanding anything herein to the contrary, if at the time of Employee’s separation from service (within the meaning of Code Section 409A) Employee is a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments otherwise payable hereunder as a result of such separation is necessary under Code Section 409A(a)(2)(B)(i) in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s separation from service (or the earliest date as is permitted under Code Section 409A) (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.2 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum on the first business day after the end of the Delay Period, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
     5.3. Employment of Employee. Nothing in this Agreement confers upon Employee the right to continue in the employ of the Company, entitles Employee to any right or benefit not set forth in this Agreement or interferes with or limits in any way the right of the Company to terminate Employee’s employment.
     5.4. Stockholder Rights. Employee shall not have any stockholder rights (including the right to distributions or dividends) with respect to the Shares subject to the RSUs until Employee has become a holder of record of the Shares issued upon vesting; provided that Employee may be entitled to the benefits set forth in Section 3.2 of this Agreement.
     5.5. Equitable Adjustments. The RSUs shall be subject to adjustment as provided in Section 5 of the Plan.
     5.6. Calculation of Benefits. Neither the RSUs nor any Shares issued pursuant to the vesting of the RSUs shall be deemed compensation or taken into account for purposes of determining benefits or contributions under any retirement or other qualified or nonqualified plans of the Company or any employment/severance or change in control agreement to which Employee is a party and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind or any applicable law or regulation now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation. It is specifically agreed by the parties that any benefits that Employee may receive or derive from this Agreement will not be considered as salary for calculating any severance payment that may be payable to Employee in the event of a termination of his or her employment.
     5.7. Remedies.
          (a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.
          (b) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.
     5.8. Waivers and Amendments. The respective rights and obligations of Orbitz and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of Orbitz and Employee.
     5.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     5.10. CONSENT TO JURISDICTION.
          (a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE

OTHER THAN AS SET FORTH IN THIS SECTION 5.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.
          (b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5.14 OF THIS AGREEMENT.
     5.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     5.12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.
     5.13. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.
     5.14. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.14), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service and mailed first class, registered or certified mail, postage prepaid, as set forth below:
          If to Orbitz, addressed to:
Orbitz Worldwide, Inc.
Legal Department
500 W. Madison Street
Chicago, Illinois 60661
Attention: General Counsel
Fax: (312) 894-4856
          If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
     5.15. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.
     5.16. Incorporation of Plan and Employment Agreement; Acknowledgment. The Plan and Employment Agreement are hereby incorporated herein by reference and made a part hereof, and the RSUs and this Agreement are subject to all terms and conditions of the Plan and the Employment Agreement. In the event of any inconsistency between the Plan or the Employment Agreement and this Agreement, the provisions of the Plan or Employment Agreement shall govern. By signing this Agreement, Employee acknowledges having received and read a copy of the Plan.
     5.17. Consent. In the course of Employee’s employment with the Company, the Company may obtain or have access to certain information about Employee and Employee’s employment with the Company, such as information about Employee’s job, appraisals, performance, health, compensation, benefits, training, absence, education, contact details, disabilities, social security number (or equivalent) and information obtained from references or background checks (collectively, “Personal Information”). The Company will use Personal Information in connection with Employee’s employment with the Company, to provide Employee with health and other benefits, and in order to fulfill its legal and regulatory obligations. Due to the global nature of the Company’s business and the need to centralize the Company’s information and technology storage systems, the Company may transfer, use or store Employee’s Personal Information in a country or continent outside the country where Employee works or lives, and may also transfer Employee’s Personal Information to its other group companies, to its insurers and service providers as necessary or appropriate, and to any party that it merges with or which purchases all or a substantial portion of its assets, shares, or business (any of which may also be located outside the country or continent where Employee works or lives). The Company may also disclose Employee’s Personal Information when it is legally required to do so or to governmental, fiscal or regulatory authorities (for example, to tax authorities in order to calculate Employee’s appropriate taxation, compensation or salary payments). The Company may disclose Personal Information as noted above, including to any of the third parties and for any of the reasons listed above, without further notice to Employee. By signing below, Employee consents to the Company collecting, retaining, disclosing and using Personal Information as outlined above, and to transfer such information internationally and/or to third parties for these purposes.

     5.18. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
          (a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          (c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
          (d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
          (e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

          IN WITNESS WHEREOF, Orbitz and Employee have executed this Agreement as of the day and year first written above.

ORBITZ WORLDWIDE, INC.

By:

Name:
Title:

EMPLOYEE:

Name: Barnaby Harford

Number of RSUs:

Exhibit A – 2007 Equity and Incentive Plan
(Distributed Separately)

Exhibit B – Form Agreement and General Release
Orbitz Worldwide, Inc. (“Orbitz Worldwide”) and Orbitz, L.L.C. (collectively with their subsidiaries, the “Company”) and _________ (hereinafter collectively with his heirs, executors, administrators, successors and assigns, “EXECUTIVE”), mutually desire to enter into this Agreement and General Release (“Agreement” or “Agreement and General Release”) and agree that:
     The terms of this Agreement are the products of mutual negotiation and compromise between EXECUTIVE and the Company; and
     The meaning, effect and terms of this Agreement have been fully explained to EXECUTIVE; and
     EXECUTIVE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and
     EXECUTIVE is being afforded at least twenty-one (21) days from his Last Day of Employment to consider the meaning and effect of this Agreement; and EXECUTIVE may execute this Agreement after the Last Day of Employment but may not execute it more than twenty-one (21) days after the Last Day of Employment; and
     EXECUTIVE understands and acknowledges that, if he executes this Agreement before the Last Day of Employment, it shall be null and void and of no effect; and
     EXECUTIVE understands that he may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred (“the Effective Date”). Any revocation within this period must be submitted, in writing, to the Company’s Human Resources Department and state, “I hereby revoke my acceptance of your Agreement and General Release.” Said revocation must be personally delivered to the Company’s Human Resources Department, or mailed to the Company’s Human Resources Department and postmarked within seven (7) calendar days of execution of this Agreement; and
     EXECUTIVE has carefully considered other alternatives to executing this Agreement and General Release.
     THEREFORE, EXECUTIVE and the Company, for the full and sufficient consideration set forth below, agree as follows:
     1. EXECUTIVE’s employment with the Company is terminated [without Cause] (as defined in the Employment Agreement) as of [DATE], which shall be his Last Date of Employment. EXECUTIVE shall receive all wages earned through his Last Date of Employment, less applicable taxes, withholding and other lawful deductions. Other than as set forth below, EXECUTIVE shall not be eligible for any other payments from the Company.

     2. In consideration for the execution by EXECUTIVE of this Agreement and compliance with the promises made in this Agreement, pursuant to the employment agreement between EXECUTIVE and the Company (the “Employment Agreement”) that EXECUTIVE signed on January 6, 2009, the Company agrees:
a.	[INSERT APPLICABLE SEVERANCE TERMS]

b.	[INSERT APPLICABLE SEVERANCE TERMS]

c.	[INSERT APPLICABLE SEVERANCE TERMS]

d.	[INSERT APPLICABLE SEVERANCE TERMS]

e.	[INSERT APPLICABLE SEVERANCE TERMS]

f.	[INSERT APPLICABLE SEVERANCE TERMS]

g.	to provide EXECUTIVE with vesting of any equity-based awards held by EXECUTIVE with respect to Orbitz Worldwide, Inc. as, and to the extent, described in the definitive documentation related to such awards.

h.	[to provide EXECUTIVE with a neutral reference to any entity other than the Released Parties. Upon inquiry to the Human Resources department, prospective employers (other than the Released Parties) will be advised only as to the dates of EXECUTIVE’s employment and his most recent job title. Last salary will be provided if EXECUTIVE has provided a written release for the same.]
Except as set forth in the Restricted Stock Unit Agreement between EXECUTIVE and the Company dated April [16], 2009, the payments herein will be made as soon as reasonably practicable once this Agreement has taken effect, but in no case more than sixty (60) days after EXECUTIVE’s Last Date of Employment. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and regulations promulgated thereunder.  To the extent that any provision in this agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this agreement shall not incur an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.
     3. EXECUTIVE is obligated to pay any local, state or federal taxes that may become due and owing from the payment recipient on the payments and benefits provided under this Agreement.
     4. EXECUTIVE understands and agrees that he would not receive the monies and/or benefits specified in paragraph 2 above, except for his execution of this Agreement, and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company.
     5. Except as otherwise expressly provided by this Agreement or the right to enforce the terms of this Agreement, EXECUTIVE, of his own free will knowingly and voluntarily releases and forever discharges the Company, their current and former parents, and their shareholders, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”, or a “Released Party”), of and from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties EXECUTIVE or EXECUTIVE’S heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time EXECUTIVE executes this Agreement, including, but not limited to:
a.	any and all matters arising out of EXECUTIVE’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this Agreement), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released);

b.	Illinois Human Rights Act; Minimum Wage Law; Equal Wage Act; Equal Pay Act of 2003; Wages for Women and Minors Act; Religious Freedom Restoration Act Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; Equal Pay Laws; School Visitation Rights Act; AIDS Confidentiality Act; Right to Privacy Law; Genetic Information Privacy Act; the Cook County Human Rights Ordinance; the Chicago Human Rights Ordinance, as amended; and

c.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

Nothing in the general release of claims shall affect (i) any vested equity granted to EXECUTIVE under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (“the Orbitz Plan”) and any vested equity granted to EXECUTIVE under the TDS Investor (Cayman) L.P. 2006 Interest Plan (“the Travelport Plan”), as amended and/or restated from time to time, and the award agreements issued under the Orbitz Plan and the Travelport Plan, (ii) rights to the Accrued Rights (as defined in the Employment Agreement), (iii) rights under Section 13(p), (q) and (r) of the Employment Agreement or any additional rights to indemnification, advancement of legal fees or directors and officers liability insurance, (iv) rights to receive severance payments and benefits and other rights as provided in this general release and (v) any rights as a shareholder of the Company.
     6. EXECUTIVE also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. EXECUTIVE understands that nothing in this release prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement EXECUTIVE is giving up any right to monetary recovery that is based on any of the claims he has released. EXECUTIVE also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what EXECUTIVE has received in this Agreement.
     7. EXECUTIVE shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on EXECUTIVE’s behalf in any way arising out of or relating to the matters released under this Agreement.
     8. EXECUTIVE agrees that for the one (1) year period following the Last Day of Employment he will not in any way disparage the Company, its current officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that are intended to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. The Company on behalf of itself and its directors and officers agrees that for the one (1) year period following the Last Day of Employment the Company and its directors and officers will not in any way disparage EXECUTIVE or make or solicit any comments, statements, or the like to the media or to others that are intended to be derogatory or detrimental to the good name or business reputation of EXECUTIVE. Nothing herein shall prohibit any party (i) from disclosing that EXECUTIVE is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, (iii) from making any good faith comment or statement to the extent necessary to rebut any public statements made by the other party; or (iv) from making traditional competitive statements in the course of promoting a competing business, so long as any statements do not refer to EXECUTIVE’S former employment with the Company.

     9. EXECUTIVE understands that if this Agreement were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties. EXECUTIVE hereby waives that right and agrees that he will not provide any such assistance with regard to matters related to his employment with the Company other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order. EXECUTIVE agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request promptly, to the extent he is legally permitted to do so.
     10. EXECUTIVE acknowledges and confirms that he has returned all company property to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession. In addition, any business related expenses for which he seeks reimbursement have been documented and submitted to the Company or will be within thirty (30) days.
     11. The parties acknowledge and confirm that Sections 10, 11, 12 and 13 shall survive termination of EXECUTIVE’S termination of employment.
     12. This Agreement is made in the State of [Illinois] and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect.
     13. EXECUTIVE agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.
     14. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
     15. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of any non-compete, non-solicit or confidentiality agreement between EXECUTIVE and the Company or one of their affiliates, which agreement(s) shall survive the termination of EXECUTIVE’s employment in accordance with its own terms.
     16. EXECUTIVE agrees to reasonably cooperate with and make himself reasonably available (with regard to his other commitments) to Orbitz Worldwide and its General Counsel, as the Company may reasonably request, to assist it in any matter regarding the Company or their affiliates, subsidiaries, and predecessors, including giving truthful testimony in any litigation or potential litigation involving the Company and their affiliates, subsidiaries, and their predecessors, over which EXECUTIVE has knowledge or information as a result of his employment with the Company. The Company will reimburse EXECUTIVE for any and all reasonable expenses reasonably incurred in connection with EXECUTIVE’s compliance with this paragraph.
     17. At the same time EXECUTIVE executes this Agreement, EXECUTIVE agrees to execute and return with this Agreement the attached resignation letter concerning his appointment as director, officer, and/or any other position of responsibility requiring notification to a public registrar, or regulatory or governing body.
     THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. IF THIS DOCUMENT IS RETURNED EARLIER THAN [21] DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE [21] DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE [21] DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

     THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.
EXECUTIVE

Signed and sworn before me
this       day of                     , 200_.

Notary Public

ORBITZ WORLDWIDE, INC.

By:
Name:
Title:
Signed and sworn to before me
this       day of                     , 200_.

Notary Public

ORBITZ, L.L.C.

By:
Name:
Title:
Signed and sworn to before me
this       day of                     , 200_.

Notary Public